Exhibit 4.2
DESCRIPTION OF SECURITIES

As of September 30, 2023, Golub Capital BDC 3, Inc., a Maryland corporation (“we,” “our,” “us” or the “Company”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share.

For purposes of this exhibit, references to “we,” “our” and “us” refer only to Golub Capital BDC 3, Inc. and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to consolidated subsidiaries of and exclude any investments held by Golub Capital BDC 3, Inc. in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of Golub Capital BDC 3, Inc. and its subsidiaries.
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

The following description is based on relevant portions of the Maryland General Corporation Law (the “MGCL”) and on our charter and bylaws, each of which is filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part. This summary is not necessarily complete, and we refer you to the MGCL and our charter and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. There is currently no market for our common stock, and we can offer no assurances that a market for our shares will develop in the future. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

The following are our outstanding classes of securities as of September 30, 2023:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	—	94,630,773.096
Preferred Stock	1,000,000	—	—

Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the MGCL, our charter provides that the board of directors, without any action by our stockholders, can amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

All shares of our common stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions are paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.

Transfer and Resale Restrictions

We have sold and continue to offer shares of our common stock in a private placement in the United States under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire shares of our common stock in our private placement are required to complete, execute and deliver a subscription agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors could be required to provide due diligence information for compliance with certain legal requirements. We, from time to time, engage placement or distribution agents and incur placement or distribution fees or sales commissions in connection with the private placement of our common stock in certain jurisdictions outside the United States. The cost of any such placement or distribution fees could be borne by an affiliate of the Adviser. We will not incur any such fees or commissions if our net proceeds received upon a sale of our common stock after such costs would be less than the net asset value per share of our common stock.

Prior to a Liquidity Event (as defined below), no transfer of capital commitments of investors in the private placement of our common stock or all or any portion of our investors’ shares of our common stock can be made without (a) registration of the transfer on our books and (b) our prior written consent. In any event, our consent can be withheld (1) if the creditworthiness of the proposed transferee, as determined by us in our sole discretion, is not sufficient to satisfy all obligations under the applicable subscription agreement or (2) unless, in the opinion of counsel satisfactory in form and substance to us:

•such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to us or the shares to be transferred; and

•in the case of a transfer to:

◦an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA;
◦a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;
◦an entity that is, or is deemed to be, using (for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or
◦a person (including an entity) that has discretionary authority or control with respect to our assets or a person who provides investment advice with respect to our assets or an “affiliate” of such person, such transfer would not be a “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code.

A “Liquidity Event” is defined as any of the following: (1) an initial public offering of our common stock or the listing of shares of our common stock on a national securities exchange or (2) a sale of all or substantially all of our assets to, or other liquidity event with, an entity for consideration of either cash and/or publicly listed securities of the acquirer, which potential acquirers may include business development companies, including business development companies affiliated with the Adviser, and entities that are not business development companies.

In addition, prior to a registration of our shares sufficient to cause us to treat our shares as a “publicly-offered security” for purposes of the Plan Assets Regulation, we intend to limit investment by certain benefit plan investors so as to attempt to avoid our assets from being deemed to be “plan assets” for purposes of ERISA or Section 4975 of Internal Revenue Code of 1986, as amended (the “Code”). We can reject any transfer of shares if such transfer could (i) cause all or any portion of the assets of the company to constitute “plan assets” under ERISA or Section 4975 of the Code or (ii) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or a non-exempt violation of any law that is substantially similar to the prohibited transaction provisions of ERISA or Section 4975 of the Code.

Any person that acquires shares of our common stock in a transfer permitted under a subscription agreement is obligated to pay to us the appropriate portion of any amounts thereafter becoming due in respect of the capital commitment committed to be made by its predecessor in interest. An investor will remain liable for their capital commitments prior to the time, if any, when the purchaser, assignee or transferee of such shares, or fraction thereof, becomes a holder of such shares.

Furthermore, should there be an initial public offering of our common stock or listing of our common stock on a national securities exchange, holders of our common stock will be subject to lock-up restrictions pursuant to which they will be prohibited from selling shares of our common stock for a minimum of 180 days after the pricing of such initial public offering or the listing. The specific terms of this restriction and any other limitations on the sale of our common stock in connection with or following an initial public offering will be agreed in advance between our board of directors and the Adviser, acting on behalf of our investors, and the underwriters of the initial public offering or other similar institutions, acting on our behalf, in connection with a listing.

Provisions of the MGCL and Our Charter and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Our charter authorizes us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to obligate us to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that person may become subject or which that person incurs by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person becomes subject or which that person incurs by reason of his or her service in any such capacity and, without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they can be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation cannot indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Election of Directors

Our bylaws provide that the affirmative vote of a majority of the total votes cast “for” or “against” a nominee for director at a duly called meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which is a quorum is present. Under our bylaws, our board of directors is able to amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified board can render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Number of Directors; Removal; Vacancies

Our charter and bylaws provide that the number of directors will be set only by the board of directors. Our bylaws provide that a majority of our entire board of directors can at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors can never be less than the minimum number required by the MGCL nor more than 12. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors, including a vacancy resulting from an enlargement of the board of directors, can be filled only by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Our charter provides that a director can be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested meeting of stockholders discussed below, can have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders can be made only (1) by or at the direction of the board of directors, (2) pursuant to our notice of meeting or (3) by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting can be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting can be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they could have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders can be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, transfer all or substantially all of its assets, engage in a share exchange, consolidate or engage in similar transactions outside the ordinary course of business, unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation can provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval of these matters, by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisitions

The Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition can compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation can itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation can repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders can exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights cannot be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future to the extent permitted by the 1940 Act.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was, directly or indirectly, the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors can provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors can adopt a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, can be altered or repealed in whole or in part at any time. The Maryland Business Combination Act may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.